Exhibit 3.4

[LETTERHEAD OF MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.]

February 13, 2003

Salomon Smith Barney Inc.

Unit Trust Division

300 1st Stamford Place, 4th Floor

Stamford, Connecticut 06902

Re:	Tax Exempt Securities Trust
Michigan Trust 1

Ladies and Gentlemen:

We have acted as special Michigan counsel to you as sponsors of the Tax Exempt Securities Trust, Michigan Trust 1, referred to above (the Michigan “Trust”). You have asked that we, acting in such capacity, render an opinion to you with respect to certain matters relating to the issuance of the units of fractional undivided interest in the Michigan Trust (the “Units”) pursuant to a Registration Statement on Form S-6 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”).

You have requested our opinion as to the applicability to the Michigan Trust and the holders of Units (the “Unit Holders”), each of which Units represents the ownership of a specified fractional undivided interest in the assets of the Michigan Trust, of the Michigan Income Tax Act (M.C.L.A. §§206.1 et seq.; M.S.A. §§7.557 (101) et seq.) (the “Michigan Income Tax”), the City Income Tax Act (M.C.L.A. §§141.501 et seq.; M.S.A. §§5.3194 (1) et seq.), which incorporates the “Uniform City Income Tax Ordinance,” the First Class School District excise tax upon income (M.C.L.A. §380.451; M.S.A. §15.4451) (collectively, the “income tax laws”), the Michigan Single Business Tax Act (M.C.L.A. §§208.1 et seq.; M.S.A. §§7.558 (1) et seq.) (the “Single Business Tax”) and the Michigan Tax on Ownership of Intangible Personal Property (M.C.L.A. §§205.131 et seq.; M.S.A. §§7.556 (1) et seq.) (the “Intangibles Tax”). The total repeal of the Intangibles Tax was effective January 1, 1998 (1995 PA 4 and 5). The Single Business Tax is being phased out, with total repeal for tax years after 2009. You have also requested our opinion regarding the tax status of proceeds payable from an insurance policy to be obtained by either the Michigan Trust or by the issuer of the bonds involved, guaranteeing prompt payment of principal and interest on all bonds in the portfolio of the Fund.

The Michigan Trust, its formation, its proposed method of operation, the rights of owners of Certificates representing Units, the nature of such ownership and the portfolio of investments of the Michigan Trust are described and set forth in the Prospectus to be dated February 14, 2003, filed with the Commission on Registration Statement No. 333-90636. The bonds deposited in the Michigan Trust are certain interest-bearing obligations of the State of Michigan or of the cities, counties and other political subdivisions thereof, or of the Territory of Guam, the Commonwealth of Puerto Rico or the United States Virgin Islands (the “Bonds”). In giving our opinion set forth hereunder, we have relied upon the facts contained in such Registration Statement, including the fact that, at the respective dates of issuance of the underlying Bonds, opinions of bond counsel to the respective Michigan authorities issuing such Bonds were given with respect to the validity of the Bonds and the exemption of the same, and of the interest thereon, from Michigan taxation. Accordingly, we have also relied upon the opinion of Paul, Hastings, Janofsky & Walker LLP as to the applicability of federal income tax under the Internal Revenue Code of 1986, as currently amended, to the Michigan Trust and the Unit Holders.

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

Page 2	February 13, 2003

Based on the above, it is our opinion that:

The Michigan Trust and the Unit Holders will, in our opinion, be treated for purposes of the Michigan income tax laws and the Single Business Tax in substantially the same manner as they are for purposes of the federal income tax laws, as currently enacted.

Under the income tax laws of the State of Michigan, the Michigan Trust is not an association taxable as a corporation; the income of the Michigan Trust will be treated as the income of the Unit Holders of the Michigan Trust and be deemed to have been received by them when received by the Michigan Trust. Interest on the Bonds in the Michigan Trust which is exempt from tax under the Michigan income tax laws when received by the Michigan Trust will retain its status as tax exempt interest to the Unit Holders of the Michigan Trust.

For purposes of the Michigan income tax laws, each Unit Holder of the Michigan Trust will be considered to have received his pro rata share of interest on each Bond in the Michigan Trust when it is received by the Michigan Trust, and each Unit Holder will have a taxable event when the Michigan Trust disposes of a Bond (whether by sale, exchange, redemption or payment at maturity) or when the Unit Holder redeems or sells his Unit, to the extent the transaction constitutes a taxable event for federal income tax purposes. The tax cost of each Unit to a Unit Holder will be established and allocated for purposes of the Michigan income tax laws in the same manner as such cost is established and allocated for federal income tax purposes.

The Michigan Single Business Tax replaced the tax on corporate and financial institution income under the Michigan Income Tax, and the intangible tax with respect to those intangibles of persons subject to the Single Business Tax the income from which would be considered in computing the Single Business Tax. Persons are subject to the Single Business Tax only if they are engaged in “business activity,” as defined in the Act. Under the Single Business Tax, both interest received by the Michigan Trust on the underlying Bonds and any amount distributed from the Michigan Trust to a Unit Holder, if not included in determining taxable income for federal income tax purposes, is also not included in the adjusted tax base upon which the Single Business Tax is computed, of either the Michigan Trust or the Unit Holders. If the Michigan Trust or the Unit Holders have a taxable event for federal income tax purposes when the Michigan Trust disposes of a Bond (whether by sale, exchange, redemption or payment at maturity) or the Unit Holder redeems or sells his Unit, an amount equal to any gain realized from such taxable event which was included in the computation of taxable income for federal income tax purposes (plus an amount equal to any capital gain of an individual realized in connection with such event but excluded in computing that individual’s federal taxable income) will be included in the tax base against which, after allocation, apportionment and other adjustments, the Single Business Tax is computed. The tax base will be reduced by an amount equal to any capital loss realized from such a taxable event, whether or not the capital loss was deducted in computing federal taxable income in the year the loss occurred. Unit Holders should consult their tax adviser as to their status under Michigan law.

Any proceeds paid under an insurance policy issued to the Trustee of the Michigan Trust, or paid under individual policies obtained by issuers of Bonds, which, when received by the Unit Holders, represent maturing interest on defaulted obligations held by the Trustee, will be excludable from the Michigan income tax laws and the Single Business Tax if, and to the same extent as, such interest would have been so excludable if paid by the issuer of the defaulted obligations.

This letter is furnished by us solely for your benefit in connection with the Registration Statement for the public offering of interests in the Tax Exempt Securities Trust, and this letter may not be relied upon by any other person without our prior written consent. Paul, Hastings, Janofsky & Walker LLP, of 75 East 55th Street, New York, New York 10022-3205, is also entitled to rely on this opinion as though it were addressed to it.

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

Page 3	February 13, 2003

We also advise you that, as the Tax Reform Act of 1986 eliminated the capital gain deduction for tax years beginning after December 31, 1986, the federal adjusted gross income, the computation base for the Michigan Income Tax, of a Unit Holder will be increased accordingly to the extent such capital gains are realized when the Michigan Trust disposes of a Bond or when the Unit Holder redeems or sells a Unit, to the extent such transaction constitutes a taxable event for federal income tax purposes.

We hereby consent to the reference to Miller, Canfield, Paddock and Stone, P.L.C. under the heading “Michigan Taxes” in the Prospectus relating to the Michigan Trust which is part of Registration Statement No. 333-90636 filed with the Commission under the Securities Act of 1933, as amended, and to the filing of this opinion as an exhibit to said Registration Statement.

Yours very truly,

/S/    MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.